Exhibit 99.1

ATLANTIC SOUTHERN FINANCIAL GROUP, INC. ELECTS

TO VOLUNTARILY DELIST FROM THE NASDAQ STOCK MARKET

MACON, Georgia, January 21, 2011 — Atlantic Southern Financial Group, Inc. (NASDAQ: ASFN) (the “Company”), the parent company of Atlantic Southern Bank, today announced its intent to voluntarily delist the Company’s common stock from the Nasdaq Stock Market (“Nasdaq”).  The Board determined the costs, expenses and administrative burden of maintaining the listing outweighed the benefits, given the level of trading activity in the common stock and the expenses associated with continued listing, including listing fees and compliance costs relating to the issues identified below.  The Company has immediately proceeded with delisting by providing a written notice to Nasdaq on January 20, 2011 of its intention to delist and will file a Form 25 with the Securities Exchange Commission on January 31, 2011.  The Company anticipates that Nasdaq will suspend trading in the common stock within ten days of submission of its written notice and expects the delisting from Nasdaq to become effective February 10, 2011, ten days after filing its Form 25.  Following clearance by the Financial Industry Regulatory Authority of a Form 211 application filed by a market maker in the Company’s common stock, the Company expects that its shares will be quoted on the OTC Bulletin Board.  The Company will remain subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended.

The Company has previously reported its receipt of notices from Nasdaq indicating that the Company is not in compliance with the following Nasdaq Global Market listing requirements:  (i)  Marketplace Rule 5450(b)(1)(C), which requires a minimum market value of publicly held shares (“MVPHS”) of $5,000,000; and (ii) Marketplace Rule 5450(a)(1), which requires a minimum closing bid price of $1.00 per share.  The Company has been given until January 31, 2011 and June 8, 2011 to comply with the MVPHS and bid price requirements, respectively.

After delisting, the Company will continue to provide investors access to information filed with the Securities Exchange Commission or other information required to be made public under securities laws on the Atlantic Southern Bank website at www.atlanticsouthernbank.com.

About Atlantic Southern Financial Group, Inc.

With headquarters in Macon, Georgia, Atlantic Southern Financial Group, Inc., operates nine banking locations in the middle Georgia markets of Macon and Warner Robins, five locations in the coastal markets of Savannah, Darien, Brunswick, one location in the south Georgia market of Valdosta, Georgia and one location in the northeast Florida market of Jacksonville, Florida. The Company specializes in commercial real estate and small business lending.

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